EXHIBIT 19


HIGHLIGHTS (Unaudited)
(Dollars in thousands, except per share amounts)


                                  Three Months Ended Sept. 30,      Nine Months Ended Sept. 30,      Twelve Months Ended Sept. 30,

                                                    % Increase                         % Increase                       % Increase
                                  1995         1994  (Decrease)     1995        1994    (Decrease)    1995         1994  (Decrease)

Revenues and sales              $785,779     $738,880     6     $2,335,870   $2,170,202     8     $3,093,344   $2,818,445      10
Net income                      $ 85,312     $ 79,728     7     $  262,039   $  227,801    15     $  305,991   $  296,858       3
Primary earnings per average
  common share outstanding          $.45         $.42     7          $1.38        $1.20    15          $1.61        $1.56       3

Excluding gain on disposal or
  exchange of assets, write-down
  of assets and other:
  Net income                    $ 85,312     $ 79,728     7     $  245,432   $  227,801     8     $  321,607   $  296,879       8
  Earnings per share                $.45         $.42     7          $1.29        $1.20     8          $1.69        $1.56       8

Average common shares
  including equivalents      189,988,000  189,330,000     -     89,982,000  189,449,000     -    189,826,000  189,419,000       -
Annual dividend rate
  per common share                  $.96         $.88     9
Total assets                                                                                      $5,069,978   $4,617,635      10
Telephone access lines                                                                             1,666,526    1,632,592       2
Cellular customers                                                                                   575,952      396,717      45


BUSINESS SEGMENTS (Unaudited)
(Dollars in thousands)

                               Three Months Ended Sept. 30,       Nine Months Ended Sept. 30,        Twelve Months Ended Sept. 30,

                                                % Increase                           % Increase                        % Increase
                               1995       1994   (Decrease)       1995         1994   (Decrease)    1995         1994   (Decrease)
REVENUES AND SALES:
  Telephone                $297,196   $293,752        1     $  902,267   $  883,411        2     $1,197,133   $1,161,215        3
  Information services      228,715    211,612        8        674,932      626,827        8        909,605      818,710       11
  Product distribution      120,296    119,360        1        350,002      327,386        7        459,259      415,840       10
  Cellular                  103,627     75,835       37        295,712      204,352       45        378,706      257,782       47
  Other operations           35,945     38,321       (6)       112,957      128,226      (12)       148,641      164,898      (10)
    Total                  $785,779   $738,880        6     $2,335,870   $2,170,202        8     $3,093,344   $2,818,445       10


OPERATING INCOME:
  Telephone                $100,466   $ 99,098        1     $  315,036   $  301,052        5     $  414,191   $  398,452        4
  Information services       34,510     33,287        4         91,095       97,013       (6)       123,847      127,470       (3)
  Product distribution        7,590      6,997        8         21,933       18,151       21         27,702       21,750       27
  Cellular                   35,534     26,256       35         90,030       63,205       42        111,480       77,069       45
  Other operations            2,087      4,075      (49)         6,210       13,053      (52)         8,427       16,492      (49)
  Corporate expenses         (4,832)    (3,585)      35        (17,628)     (14,161)      24        (23,418)     (23,016)       2
    Total                  $175,355   $166,128        6     $  506,676   $  478,313        6     $  662,229   $  618,217        7


CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands, except per share amounts)


                                                   Three Months                 Nine Months                   Twelve Months
                                                 Ended Sept. 30,              Ended Sept. 30,                 Ended Sept. 30,

                                                  1995         1994            1995           1994             1995           1994
REVENUES AND SALES                            $785,779     $738,880      $2,335,870     $2,170,202       $3,093,344     $2,818,445

COSTS AND EXPENSES:
   Cost of products sold                       117,528      113,263         347,423        311,867          457,634        392,725
   Operations                                  335,609      315,897       1,018,089        962,694        1,347,646      1,260,921
   Maintenance                                  37,929       39,362         112,080        112,742          150,586        148,689
   Depreciation and amortization               102,397       86,878         299,428        254,382          407,009        332,266
   Taxes, other than income taxes               16,961       17,352          52,174         50,204           68,240         65,627
   Total costs and expenses                    610,424      572,752       1,829,194      1,691,889        2,431,115      2,200,228

OPERATING INCOME                               175,355      166,128         506,676        478,313          662,229        618,217

Other income, net                                 (909)      (2,851)            489         (7,191)           1,616         (6,954)
Interest expense                               (37,159)     (35,365)       (112,187)      (101,360)        (147,947)      (130,176)
Gain on disposal or exchange of assets,
   write-down of assets and other                   --           --          25,927             --          (28,230)        27,390

Income before income taxes                     137,287      127,912         420,905        369,762          487,668        508,477
Federal and state income taxes                  51,975       48,184         158,866        141,961          181,677        211,619

Net income                                      85,312       79,728         262,039        227,801          305,991        296,858
Preferred dividends                                287          304             883            931            1,184          1,313

Net income applicable to common shares        $ 85,025     $ 79,424      $  261,156     $  226,870       $  304,807     $  295,545

PRIMARY EARNINGS PER SHARE                       $.45         $.42           $1.38          $1.20            $1.61          $1.56

                                       18


CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)


                                                       Nine Months                Twelve Months
                                                     Ended Sept. 30,             Ended Sept. 30,

                                                      1995         1994          1995          1994
NET CASH PROVIDED BY OPERATING ACTIVITIES         $498,921     $376,970      $702,828    $  556,751

CASH USED (PROVIDED) IN INVESTING:
  Additions to property, plant and equipment       409,316      414,600       590,828       548,025
  Purchase of subsidiaries,
    net of cash acquired                                --           --            --       443,000
  Sale of property                                 (95,944)          --       (95,944)           --
  Additions to investments                          18,326           75        27,715         2,501
  Other, net                                        50,853       35,816        64,664        66,988
    Net cash used in investing activities          382,551      450,491       587,263     1,060,514

CASH USED (PROVIDED) IN FINANCING:
  Dividends on preferred and common stock          136,571      124,490       182,117       166,308
  Reductions in long-term debt                     180,792      108,461       220,115       153,065
  Long-term debt issued                           (198,603)    (314,793)     (288,693)     (815,277)
  Purchase of common stock                              --        9,503         1,429         9,503
  Common stock issued                              (11,049)      (6,825)      (21,074)       (7,333)
  Other, net                                           647      (11,073)       12,158        (8,052)
    Net cash used (provided) in
      financing activities                         108,358      (90,237)      106,052      (501,786)

Increase (decrease) in cash
  and short-term investments                         8,012       16,716         9,513        (1,977)

CASH AND SHORT-TERM INVESTMENTS:
  Beginning of period                               26,098        7,881        24,597        26,574
  End of period                                   $ 34,110     $ 24,597      $ 34,110    $   24,597



  CONSOLIDATED BALANCE SHEETS (Unaudited)


  ASSETS (Dollars in thousands)
                                                  Sept. 30,       Dec. 31,      Sept. 30,
                                                    1995           1994           1994

  CURRENT ASSETS:
     Cash and short-term investments             $   34,110     $   26,098     $   24,597
     Accounts receivable                            543,559        533,244        501,334
     Materials and supplies                          28,611         24,348         27,330
     Inventories                                     89,227         94,458         91,176
     Prepaid expenses                                18,963         14,579         16,357
     Total current assets                           714,470        692,727        660,794

  Investments                                       534,604        332,748        358,957
  Excess of cost over equity
     in subsidiary companies                        504,193        494,861        492,061

  PROPERTY, PLANT AND EQUIPMENT:
     Telephone                                    3,841,452      3,756,894      3,684,133
     Information services                           449,874        380,182        350,396
     Cellular                                       432,241        324,258        273,350
     Other                                           29,331         25,011         24,159
     Under construction                             175,518        210,496        211,306
     Total property, plant and equipment          4,928,416      4,696,841      4,543,344
     Less accumulated depreciation                1,888,743      1,733,610      1,683,874
     Net property, plant and equipment            3,039,673      2,963,231      2,859,470

  OTHER ASSETS                                      277,038        230,311        246,353

  TOTAL ASSETS                                   $5,069,978     $4,713,878     $4,617,635




LIABILITIES AND SHAREHOLDERS' EQUITY

                                                  Sept. 30,       Dec. 31,      Sept. 30,
                                                    1995           1994           1994
CURRENT LIABILITIES:
   Current maturities of long-term debt          $   37,834     $   51,676     $   49,528
   Accounts payable                                 217,239        259,723        225,163
   Advance payments and customers' deposits          70,343         57,042         58,075
   Accrued taxes                                     50,618         21,171         54,060
   Accrued dividends                                 45,210         45,158         41,182
   Other current liabilities                        138,150        170,845        154,292
   Total current liabilities                        559,394        605,615        582,300

DEFERRED CREDITS:
   Investment tax                                    24,874         31,077         33,252
   Income taxes                                     514,640        385,469        381,280
   Total deferred credits                           539,514        416,546        414,532

Long-term debt                                    1,852,936      1,846,150      1,801,061
Other liabilities                                   249,128        212,369        174,290
Preferred stock, redeemable                           7,249          7,829          7,834

SHAREHOLDERS' EQUITY:
   Preferred stock                                    9,285          9,320          9,340
   Common stock                                     189,024        187,981        187,599
   Additional capital                               349,636        339,436        331,616
   Unrealized holding gain on investments           184,165         84,275        103,393
   Retained earnings                              1,129,647      1,004,357      1,005,670
   Total shareholders' equity                     1,861,757      1,625,369      1,637,618

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $5,069,978     $4,713,878     $4,617,635


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    FINANCIAL STATEMENT PRESENTATION:

      The consolidated financial statements at September 30, 1995 and 1994 and for the three, nine and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods.

2.    ACCOUNTING POLICIES-EVALUATION OF GOODWILL:

      The Company continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit.

3.    PENDING SALE OF CERTAIN TELEPHONE PROPERTIES:

      In November 1994, the Company signed definitive agreements to sell certain telephone properties serving approximately 114,000 access lines in Arizona, California, Nevada, New Mexico, Oregon, Tennessee, Utah and West Virginia to Citizens Utilities in exchange for approximately $290 million in cash, assumed debt and 3,600 access lines in Pennsylvania. In addition, the Company signed a long-term agreement to provide information processing services for the telephone operations of Citizens Utilities. The sale of the telephone properties in Oregon and West Virginia was completed at the end of the second quarter and resulted in a pre-tax gain of $30.9 million. The sale of the remaining telephone properties will be completed on a state-by-state basis as necessary regulatory approvals are obtained. The Company expects to complete the sale of the remaining properties by the end of the first quarter of 1996, assuming the required regulatory approvals are received and that all other conditions and requirements are satisfied. Once completed, this transaction will result in the Company's telephone operating subsidiaries serving approximately 1.6 million access lines in 14 states. Net proceeds from this transaction will be used to reduce the Company's outstanding long-term debt. The operations of the telephone properties to be disposed of represented approximately 3 percent of the Company's revenues and approximately 4 percent, 6 percent and 7 percent of the Company's net income for the three, nine and twelve month periods ended September 30, 1995, respectively.

To ALLTEL STOCKHOLDERS:

ALLTEL Corporation recently announced its financial results for the period ended Sept. 30, 1995.
         Third quarter earnings were 45 cents per share, up 7 percent from 42 cents a year ago. Net income advanced 7 percent to $85,312,000 from the $79,728,000 reported in the third quarter last year, while revenues and sales were $785,779,000, up 6 percent from $738,880,000 in the corresponding quarter of 1994.
         Earnings per share for the nine months ended Sept. 30, 1995 were $1.38, up 15 percent from $1.20 a year ago. Net income was $262,039,000, an increase of 15 percent over $227,801,000 last year on revenues and sales of $2,335,870,000, up 8 percent from $2,170,202,000 in the corresponding period last year. Nine-month results include a net after-tax gain of $17 million or 9 cents per share, resulting from the sale of ALLTEL's West Virginia and Oregon telephone operations in the second quarter. Excluding the gain, earnings per share were $1.29, up 8 percent from the corresponding period last year, and net income from operations was also up 8 percent at $245,432,000.
         The Company's third quarter operating results reflect the efforts of our long-term repositioning efforts in telephone and cellular.
         While telephone's performance and internal growth remain solid, results reflect the sale of the Company's West Virginia and Oregon telephone properties.
         Cellular once again generated strong gains in revenue and operating income despite a net reduction in customers and revenues due to the exchange and combination of certain properties with BellSouth. This repositioning strengthens ALLTEL's competitive position in the Carolinas.
         Information services reported positive comparisons in revenues and operating income in spite of continued soft sales in outsourcing and software. Improved results reflect cost-control initiatives implemented earlier this year.

ALLTEL Corporation's board of directors voted to increase the regular quarterly common dividend from 24 cents to 26 cents per share.
         The new indicated annual dividend rate will be $1.04 per common share, an increase of 8 cents or 8 percent over the previous rate. This is the 35th consecutive annual dividend increase since the Company's founding. The 26 cent dividend is payable on Jan. 3, 1996 to stockholders of record as of Dec. 8, 1995.
         Dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable on Dec. 15, 1995 to stockholders of record as of Nov. 22, 1995.




/s/ Joe Ford
Joe T. Ford,
Chairman, President and Chief Executive Officer
October 26, 1995